Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between SWITCH & DATA FACILITIES COMPANY, INC., a Delaware corporation (the “Company”), and KEITH OLSEN (the “Executive”) as of December 16, 2008 (the “Effective Date”).

In consideration of the employment by the Company, and of the compensation and other remuneration to be paid by the Company to the Executive for such employment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the Company and the Executive agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1 Employment, Effective Date. Subject to the terms of this Agreement, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, beginning as of the Effective Date and continuing until terminated pursuant to the terms of this Agreement.

1.2 Position. During the Term, the Executive shall serve as the President and Chief the Executive Officer of the Company, reporting directly to the Chairman of the Company and the Board of Directors of the Company (the “Board”).

1.3 Duties and Services. The Executive shall have the authority and shall perform the duties and services appertaining to the office referred to in Section 1.2, as well as such additional authority, duties and services appropriate to such office that the parties mutually may agree upon from time to time. In furtherance of the foregoing, the Executive shall devote his full business time, energy and efforts to the business and affairs of the Company and its affiliates and shall not engage, directly or indirectly, in any other business or businesses that would conflict with the Executive’s performance of duties hereunder except with the consent of the Board.

ARTICLE 2: TERMINATION OF EMPLOYMENT

2.1 The Company’s Right to Terminate. The Executive’s employment shall automatically terminate upon the Executive’s death. Additionally, the Company shall have the right to terminate the Executive’s employment at any time for any of the following reasons:

(i) upon Total Disability (as defined below);

(ii) for Cause (as defined below); or

(iii) for any reason not described in Subsections 2.1(i) or (ii) above, in the sole discretion of the Board or termination for any reason by the Company within one year of a Change in Control (“Without Cause Termination”).

“Total Disability” shall mean the occurrence of any circumstances in which the Executive, by reason of illness, incapacity or other disability, has failed to perform his duties or fulfill his obligations under this Agreement for a cumulative total of 180 days in any 12-month period. Any questions as to the existence of Total Disability of the Executive as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of a Total Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

“Cause” shall mean that the Executive (A) has engaged in gross negligence or willful misconduct in the performance of any material duties required of him hereunder, (B) has been convicted of, or has admitted to committing or pleads no contest to committing, a felony offense, (C) has willfully refused to perform the material duties and responsibilities required of him hereunder other than as a result of the Executive’s Total Disability, (D) has materially and willfully breached any then current material Company policy or code of conduct established by the Company, which policy or code of conduct was provided to the Executive prior to such breach, or (E) has materially and willfully breached any of the provisions of Section 1.3 (and such breach is ongoing in nature), Article 4, and Article 6 of this Agreement and, in all cases (except those specified in Clause (B) above), such conduct or events remain uncorrected for 30 days following written notice to the Executive by the Company of such conduct or events.

For purposes hereof, no act shall be deemed “willful” if taken by the Executive with the good faith belief that such was in the best interest of the Company or at the direction of the Company’s Board.

As used herein, the term “Change of Control” shall mean:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d) or 14(d)(2)of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for the purposes of this clause 2.2(c)(i), the following acquisition shall not constitute a Change in Control: (u) any acquisition directly from the Company, (w) any acquisition by the Company, (x) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (y) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of clause 2.2(c)(iii) below; or

(ii) individuals who, as of date of this Agreement, constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Company; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the

Incumbent Board (or the Nominating Committee) shall be considered as though such individual were a member of the Incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially of the Persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination) or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

2.2 The Executive’s Right to Terminate. The Executive may terminate his employment hereunder for Good Reason or without Good Reason at anytime during the Term, in which event the Executive shall resign from all of his positions with the Company. For purposes of this Agreement, “Good Reason” shall mean any of the following should they occur without the Executive’s prior consent:

(a) The assignment to the Executive by the Company of duties or authority inconsistent with the Executive’s position as President and Chief Executive Officer of the Company, or any significant reduction or significant change in either position, reporting relationship, stature, or job function, except in connection with the termination of employment for Cause or Total Disability; provided, that “Good Reason” shall not occur pursuant to this Section 2.2 (a) unless and until the Executive first provides written notice to the Company of such assignment, significant reduction or significant change within 90 days following the effective date of such assignment, significant reduction or significant change, and such assignment, significant reduction or significant change remains uncorrected for more than 30 days following written notice to the Company by the Executive of same; or

(b) (i) A reduction by the Company in the Base Salary, the minimum target bonus for 2008, or benefits received by the Executive in violation of this Agreement, or (ii) the Company states its intent to lower the Executive’s Target Bonus (as defined in Section 3.2 hereof); provided, that “Good Reason” shall not occur pursuant to this Section 2.2(b) unless and until the Executive first provides written notice to the Company of such reduction of Base Salary, minimum 2008 target bonus, Target Bonus, or benefits within 90 days following the effective date of such reduction, and such reduction remains uncorrected for more than 30 days following written notice to the Company by the Executive of same.

The Executive’s termination of his employment shall not constitute a termination for “Good Reason” unless the effective date of such termination is within one year following the effective date of the occurrence the “Good Reason.”

2.3 Effect of Termination.

(a) If the Executive’s employment shall terminate pursuant to Sections 2.1 or 2.2 then, upon such termination, regardless of the reason therefor, the Executive shall be paid all earned but unpaid compensation and benefits, and all further compensation and benefits to the Executive hereunder shall terminate contemporaneously with such termination.

1)	Notwithstanding the previous sentence, if the Executive complies with the provisions of Article 6 of this Agreement and Subsection (c) of this Section, then, upon any termination for “Good Reason” or any Without Cause Termination, the Company shall (A) pay the Executive, in equal monthly installments as nearly as practicable, on the normal payroll dates that would have been applicable for the Executive had such termination not occurred, for a period of 12 months after such termination (the “Severance Term”), the greater of: (i) an amount equal to the Base Salary (as defined below) and bonus paid to the Executive in the year prior to the year of termination, and (ii) $500,000, and (B) to the extent permitted by the applicable benefit plan or the Company policy, provide the Executive with continued benefits that were in effect as of the termination of this Agreement for the balance of the Severance Term, as if the Executive had remained an active employee of the Company hereunder during the Severance Term.

2)	With respect to subsection 2.3(a)(1)(B) above, in the event that the Executive is no longer eligible to participate in a benefit plan that was in effect as of the termination of this Agreement, and such ineligibility is caused solely as a result of the termination of this Agreement, then the Company shall provide the Executive with substantially similar benefits through commercial insurers or such other means as the Company shall reasonably determine.

3)

With respect to the payments provided by subsection 2.3(a)(1)(A) above (the “Cash Severance Amount”), in the event the aggregate portion of the Cash Severance Amount payable during the first six months of the Severance Term would exceed an amount (the “Minimum Amount”) equal to two times the lesser of (i) the Executive’s annualized compensation as in effect for the calendar year immediately preceding the calendar year during which the Executive’s termination of employment occurs, or (ii) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), for the calendar year during which the Executive’s termination of employment occurs, then, to the extent necessary to avoid the imposition of additional income taxes or penalties or interest on the Executive under Section 409A of the Code, (x) the Company shall pay a portion of the Cash Severance Amount equal to the Minimum Amount over the first six months of the Severance Period, in equal installments as nearly as practicable, on the normal payroll dates that would have been applicable for the Executive had such termination not occurred and (y) the Company shall pay the remainder of the Cash Severance Amount over the remaining six months of the Severance Period, in equal installments as nearly as practicable, on the normal payroll dates that would have been applicable for the Executive had such termination not occurred.

(b) In light of the difficulties in estimating the damages for an early termination of this Agreement, the Company and the Executive hereby agree that the payments, if any, to be received by the Executive pursuant to this Section 2.3 shall be received by the Executive as liquidated damages, and the Executive shall not have any right to any other payment or damages hereunder except for such liquidated damages.

(c) In order to receive any severance payments or other post-employment benefits under this Agreement, the Executive must execute a comprehensive release of all claims and causes of action against the Company (including its affiliates, officers and directors), in a form reasonably satisfactory to the Company.

ARTICLE 3: COMPENSATION AND BONUSES

3.1 Base Salary. During the Term, the Company shall pay the Executive a base salary equal to $425,000 per year, subject to periodic review and in its discretion increase but not decrease (as in effect hereunder, the “Base Salary”), which the Company shall pay to the Executive in equal installments paid twice monthly in arrears. The Base Salary shall be reviewed on an annual basis by the Board or the Compensation Committee. No annual increase is mandated by this Agreement.

3.2 Bonuses. During the Term, the Company shall pay the Executive bonuses in accordance with the Company’s standard policy or as established by the Board in either case on a basis no less favorable than those provided to similarly situated senior executives of the Company; provided (a) the target bonus amount for the period ending as of December 31, 2008 (so long as the Executive remains employed as of such date) shall not be less than $250,000 and, if earned, shall be paid to the Executive at the same time as bonuses are paid to other senior officers of the Company. The Executive’s target bonus for each fiscal year commencing January 1, 2009 or thereafter shall not be less than $250,000 (the “Target Bonus”); provided, that the amount of such bonus, while set at $250,000, shall be subject to the Company’s achievement of financial criteria established by the Board (or the Compensation Committee) and other criteria established by the Board or the Compensation Committee from time to time after consultation with the Executive. The Executive is not guaranteed any bonus if the established criteria are not met. No bonus paid to the Executive shall be a floor or cap for bonuses in subsequent periods.

3.3 Benefits.

(a) During the Term, the Executive shall have the right to receive or participate in the employee benefit plans, policies and arrangements, including fringe benefits, of the Company on a basis that is no less favorable than those provided to other senior executives at the Company. The Executive recognizes that from time to time such benefits are subject to change; accordingly, such benefits may be reduced provided that the reduction is applicable to all senior executives.

(b) During the Term, the Executive will be entitled to the number of paid holidays, personal days off, paid vacation days and sick leave days in each calendar year as are instituted by the Board. In no event shall the Executive’s paid vacation be less than twenty working days per year. Such paid vacation may be taken at the Executive’s discretion with the prior approval by the Company, and at such time or times as are not inconsistent with the reasonable business needs with the Company.

(c) Reasonable expenses incurred by the Executive in performing his duties hereunder (including travel expenses) shall be reimbursed by the Company in accordance with the Company’s policies on a basis no less favorable than those applicable to other senior executives of the Company.

(d) Options and Other Equity Grants. The Executive shall be eligible to participate in the Company’s stock option or other equity grant programs, to the extent: (a) other senior executives are eligible to participate and (b) as permitted by applicable law. It is acknowledged that no particular grant of options or other equity has been promised to the Executive. Any such grant shall be made by the Compensation Committee or the Board. Such options or other equity grants shall be governed by the relevant plans and agreements including, without limitation, provisions relating to vesting and Change in Control. In the event of a termination for Without Cause or a resignation for Good Reason, all stock options or other equity grants will be deemed to have been outstanding for an additional one year for vesting purposes. Notwithstanding the above, all outstanding stock options and any other equity grants shall be vested in full in the event of any termination of the Executive by the Company within the year of a Change in Control.

ARTICLE 4: PROTECTION OF INFORMATION

4.1 Disclosure to and Property of the Company. All information, designs, ideas, concepts, improvements, product developments, discoveries, and inventions, whether patentable or not, which are conceived, made, developed, or acquired by the Executive, individually or in conjunction with others, during the Term (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its affiliates’ business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) (collectively, “Confidential Information”) shall be disclosed to the Company consistent with the Executive’s fiduciary duties and are and shall be the sole and exclusive property of the Company and its affiliates. The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive (unless to defend himself in any dispute between the Executive and the Company or any affiliate or unless required by law), or (ii) is or becomes available to the Executive on a non-confidential basis from a source other than the Company or any of its representatives, provided that such source is not known by the Executive to be bound by a confidentiality agreement with or other obligation of secrecy to the Company. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs. E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression generated by the Executive in performing his duties hereunder (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company or its Affiliates. Upon termination of the Executive’s employment by the Company, for any reason, the Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

4.2 No Unauthorized Use or Disclosure. the Executive will not, at any time during or after the Executive’s employment by the Company, make any unauthorized disclosure of Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except in the carrying out of the Executive’s responsibilities hereunder.

4.3 Assistance by the Executive. Both during the period of the Executive’s employment by the Company and thereafter for a period of one year. the Executive shall provide reasonable assistance to the Company and its nominees, at any time, in the protection of the Company’s or its Affiliates worldwide right, title and interest in and to Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries; provided that the Company shall reimburse the Executive for reasonable out-of-pocket expenses (including attorneys fees) incurred by the Executive in performing his obligations under this Section 4.3.

4.4 Remedies. the Executive acknowledges that money damages might not be sufficient remedy for any breach of this Article 4 or Article 6 by the Executive; and the Company or its Affiliates shall be entitled to seek enforcement of the provisions of Sections 4.1 or 4.2 or Article 6 by terminating payments then owing to the Executive under this Agreement and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article or Article 6, but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive and his agents.

ARTICLE 5: INDEMNIFICATION

The Company shall indemnify the Executive to the same extent as directors and senior executive officers of the Company are indemnified by the Company, which indemnification procedures are set forth in Article 6 of the Company’s Bylaws. Any amendment or modification to the Bylaws shall not affect the Executive’s indemnification rights hereunder unless such amendment or modification results in an expansion of such indemnification rights.

ARTICLE 6: NONCOMPETITION AFTER TERMINATION

6.1 In General. the Executive agrees that, from the date hereof until 12 months after the expiration or termination of this Agreement (the “Non-Compete Period”), the Executive shall not:

(a) directly or indirectly participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in or aid or assist anyone else in the conduct of any business in those states that, as of the expiration or termination of this Agreement, the Company is presently doing business in or that the Company intends to do business in the upcoming 12 months (which intent shall have been demonstrated by a Board or committee resolution or formal business plan of the Company) that is directly competitive with that conducted by the Company or its affiliates (a “Competitive Operation”); provided, however, that this provision shall not preclude the Executive from owning not more than 5% of the equity securities of any publicly held Competitive Operation so long as the Executive does not serve as an employee, officer, director or consultant to such business;

(b) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner, or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity either (1) attempt to hire, contract or solicit with respect to hiring any employee of the Company or its affiliates or (ii) induce or otherwise counsel, advise or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; (c) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner, or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity call upon, solicit, divert or take away, any customer or vendor of the Company or its affiliates with whom the Executive dealt, directly or indirectly, during his engagement with the Company or its affiliates, in connection with a Competitive Operation; provided, however, that the Executive may call upon such customers and vendors for the purpose of promoting sales of the Company’s or its affiliates’ services and products to such customers and vendors, and for such other purposes as are not reasonably intended to result in any reduction in the Company’s or its affiliates’ sales or prospective sales to such customers and vendors.

Notwithstanding the foregoing, in the event this Agreement is not renewed at the end of the Stated Term or an Extended Year Term pursuant to the provisions of Section 2.1, then the Non-Compete Period shall be six months.

ARTICLE 7: MISCELLANEOUS

7.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Switch & Data Facilities Company, Inc.
1715 North Westshore Blvd., Suite 650
Tampa, FL 33607
Attn: Chief Financial Officer

With copies to:	Switch & Data Facilities Company, Inc.
1715 North Westshore Blvd., Suite 650
Tampa, FL 33607
Attn: General Counsel

Robert J. Grammig, Esq.
Holland & Knight LLP
100 North Tampa Street, Suite 4100
Tampa, FL 33602

If to the Executive:	Mr. Keith Olsen
1715 N. Westshore Blvd., Suite 650
Tampa, FL 33607

With a copy to:

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

7.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Delaware.

7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4 Severability. To the extent permitted by applicable law, the Company and the Executive hereby agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified, but only to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Company’s and the Executives’ bargain hereunder. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that term or provision shall not affect the validity or enforceability of any other term or provision of this Agreement, and all other terms or provisions shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.6 Withholding of Taxes and Other the Executive Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

7.7 Headings. The section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, the singular number includes the plural and vice-versa, “or” has the inclusive meaning identified with the phrase “and/or,” and “including” has the inclusive meaning frequently identified with the phrase “but not limited to.”

7.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger, sale or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are persona] and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

7.10 Mitigation. If the Executive’s employment hereunder is terminated for any reason, the Executive shall have no duty to attempt to mitigate his damages by seeking alternative employment, the Company shall not he entitled to reduce the amount of any compensation or benefits payable to the Executive hereunder by any amounts received by the Executive in connection with any alternative employment, and the Executive shall not be required to pay the Company any amounts that he may receive from any such alternative employment or otherwise.

7.11 Venue. Each of the parties submits to the jurisdiction of any state or federal court sitting in Hillsborough County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that such courts will be the sole and exclusive venue for all disputes arising out of, or related to, this Agreement.

7.12 Entire Agreement/Amendment. With respect to the subject matter of this Agreement, this Agreement supersedes all previous contracts and constitutes the entire agreement existing between or among the parties. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that, in entering into and executing this Agreement, each is relying solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or oral, not expressly incorporated herein, are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by the parties hereto. The Company and the Executive shall reasonably cooperate with respect to, and may jointly amend or modify the Agreement in any mutually agreeable manner to provide for, the application and effects of Section 409A of the Code and any related regulatory or administrative guidance issued by the Internal Revenue Service.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above, to be effective as of the Effective Date.

COMPANY:

SWITCH & DATA FACILITIES COMPANY, INC.

By:	/s/ William K. Luby
William K. Luby, Chairman

EXECUTIVE:

KEITH OLSEN

/s/ Keith Olsen